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News Release
For immediate release

Bell streamlines management structure to improve competitiveness

MONTREAL, July 28, 2008 – BCE Inc. (TSX, NYSE: BCE) today announced it will reduce the size of the Bell management team as part of an organizational realignment focused on achieving a competitive cost structure.

The number of management departures at Bell will total approximately 2,500, representing approximately 6% of the total Bell workforce or about 15% of management. These changes include the 30% reduction in executive positions announced on July 11. Combined with other reductions undertaken earlier this year, the changes announced today are expected to provide annualized savings of approximately $300 million.

Non-management front-line service positions are not affected under this organizational realignment. Bell has been adding to its customer-facing service force since earlier this year, in line with the company’s commitment to improve customer service at every level.

“It is always difficult to see colleagues depart, but these changes are absolutely necessary. We are moving forward with a streamlined management structure that brings everyone at Bell closer to the customer and allows us to compete more effectively,” said George Cope, President and CEO of BCE and Bell Canada. “This new structure positions us as a far more efficient and cost-effective operator in the intensely competitive Canadian communications marketplace.”

About Bell
Bell is Canada’s largest communications company, providing consumers with solutions to all their communications needs, including telephone services, wireless communications, high-speed Internet, digital television and voice over IP. Bell also offers integrated information and communications technology (ICT) services to businesses and governments, and is the Virtual Chief Information Officer (VCIO) to small and medium businesses (SMBs). Bell is proud to be a Premier National Partner and the exclusive Telecommunications Partner to the Vancouver 2010 Olympic and Paralympic Winter Games. Bell is wholly owned by BCE Inc. For information on Bell’s products and services, please visit www.bell.ca. For corporate information on BCE, please visit www.bce.ca.

Caution Concerning Forward-Looking Statements
This news release contains forward-looking statements relating to certain annualized cost savings and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize. The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as result of new information, future events or otherwise.

For further information:

Media contact:
Pierre Leclerc, (514) 391-2007, 1-877-391-2007, pierre.leclerc@bell.ca;

Investor contact:
Thane Fotopoulos, (514) 870-4619, thane.fotopoulos@bell.ca